Exhibit 99.1

Contact:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2011 Annual and Fourth Quarter Financial Results

•                  Net income rose for the fourth consecutive quarter

•                  Net loans grew in the fourth quarter despite continued reductions in nonperforming loans

•                  Adversely classified assets declined by 50.5% through 2011

•                  Net interest margin improvement of 24 basis points on a linked quarter basis to 3.86%

•                  Tangible common equity rose to 9.6% of tangible assets at 12/31/2011 while book equity increased to 10.1% of total assets

DENVER, January 25, 2012 — Guaranty Bancorp (Nasdaq: GBNK), a Colorado-based, community bank holding company, today reported fourth quarter 2011 net income of $2.3 million, or $0.02 earnings per basic and diluted common share, compared to a fourth quarter 2010 net loss of $22.6 million, or $0.44 loss per basic and diluted common share, including the effect of preferred stock dividends.

Paul W. Taylor, Guaranty Bancorp’s President and Chief Executive Officer, stated, “We are pleased with our accomplishments in 2011, as demonstrated by significant improvements in the key operating metrics of our Company. We finished 2011 with net income of $6.4 million, while substantially improving our asset quality. Our asset quality ratio of classified assets to Tier 1 capital and allowance fell to 36.6% at the end of the fourth quarter 2011 as compared to 74.2% at end of the prior year, due to a 50.5% decline in adversely classified assets in 2011.”

Mr. Taylor continued, “In addition, we grew our loan portfolio in the fourth quarter by $9.8 million, furthering our investment in local Colorado companies. From the prior year, our core deposit balances grew by 12.2%, while high-cost time deposits declined by 56.9%. In addition, the early conversion of our preferred stock in the third quarter of this year positively impacted several of our key capital ratios. Our leverage ratio improved to 12.1% at December 31, 2011 as compared to 6.2% at the end of the prior year and our tangible common equity ratio increased to 9.6% at December 31, 2011 as compared to 4.3% at the end of the prior year. Our total equity ratio increased to 10.1% from 8.6% during the same period.”

For the year ended December 31, 2011, net income was $6.4 million, compared to a net loss of $31.3 million for the year ended December 31, 2010. The earnings per common share calculation for the year 2011 included a non-cash adjustment of approximately $19.8 million, or $0.30 per basic and diluted common share, related to the regular quarterly paid-in-kind dividends on the Company’s Series A Convertible Preferred Stock of $4.6 million and the accelerated conversion of the Series A Convertible Preferred Stock into common stock of $15.2 million. After giving effect to the preferred stock dividends and mandatory accelerated conversion of the preferred stock, the loss per basic and diluted common share was $0.21 for the year ended December 31, 2011.  For the same period in 2010, the loss per basic and diluted common share was $0.72, including the effect of preferred stock dividends. The improvement in net income is due to a $29.4 million reduction in provision for loan losses, due to lower levels of charge-offs and improved asset quality in 2011, a $13.2 million reduction in noninterest expense, mostly due to lower expenses related to other real estate owned in 2011, and a $5.8 million increase in noninterest income, due to higher net gains on sales of investments in 2011, as well as an other-than-temporary impairment loss recognized in 2010. These improvements were partially offset by a $6.3 million decrease in income tax benefit and a $4.5 million decrease in net interest income, due to a reduced level of earning assets in 2011.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Dollars in thousands, except per share amounts)
Income (loss) before income taxes	$2,276	$2,153	$(21,133)	$6,352	$(37,629)
Net income (loss)	2,276	2,153	(21,133)	6,352	(31,339)
Net income (loss) to common stockholders	2,276	(14,649)	(22,586)	(13,434)	(36,963)
Earnings (loss) per common share	$0.02	$(0.28)	$(0.44)	$(0.21)	$(0.72)
Return on average assets	0.54%	0.49%	(4.32)%	0.36%	(1.57)%
Net interest margin	3.86%	3.62%	3.39%	3.61%	3.47%

Balance Sheet

	December 31, 2011	September 30, 2011	% Change	December 31, 2010	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$109,225	$93,226	17.2%	$141,465	(22.8)%
Total investments	386,141	314,420	22.8%	418,668	(7.8)%
Total loans, net of unearned discount	1,098,140	1,088,358	0.9%	1,204,580	(8.8)%
Loans held for sale	—	14,200	(100.0)%	14,200	(100.0)%
Allowance for loan losses	(34,661)	(35,852)	(3.3)%	(47,069)	(26.4)%
Total assets	1,689,668	1,692,368	(0.2)%	1,870,052	(9.6)%
Average earning assets, quarter-to-date	1,575,193	1,655,601	(4.9)%	1,802,518	(12.6)%
Total deposits	1,313,786	1,330,661	(1.3)%	1,462,351	(10.2)%
Book value per common share	1.62	1.61	0.6%	1.76	(8.0)%
Tangible book value per common share	1.53	1.50	2.0%	1.50	2.0%
Equity ratio — GAAP	10.12%	10.01%	1.1%	8.57%	18.1%
Tangible common equity ratio	9.59%	9.42%	1.8%	4.32%	121.9%
Total risk-based capital ratio	16.33%	16.64%	(1.9)%	14.99%	8.9%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Dollars in thousands)
Net interest income	$15,325	$15,112	$15,394	$59,894	$64,355
Interest rate spread	3.54%	3.26%	3.02%	3.25%	3.09%
Net interest margin	3.86%	3.62%	3.39%	3.61%	3.47%
Net interest margin, fully tax equivalent	3.95%	3.69%	3.46%	3.68%	3.55%
Average cost of deposits, including noninterest bearing deposits	0.26%	0.40%	0.84%	0.49%	1.00%

Fourth quarter 2011 net interest income of $15.3 million increased by $0.2 million compared to the third quarter 2011, and was relatively flat from the fourth quarter 2010. The Company’s net interest margin of 3.86% for the fourth quarter 2011 reflected an increase of 24 basis points from the third quarter 2011 and an increase of 47 basis points from the fourth quarter 2010.

In the fourth quarter 2011, interest income and interest expense decreased by $0.7 million and $0.9 million, respectively, from the prior quarter, resulting in an increase in net interest income of $0.2 million. The decline in interest income was due to a reduced level of average earning assets, while the decrease in interest expense was due to the early payoff of $51.0 million of Federal Home Loan Bank (FHLB) term notes and a $56.9 million decrease in average time deposits, mostly higher-cost, brokered time deposits. At December 31, 2011, our remaining brokered deposit is $10.2 million which will mature in March 2012.

Net interest income was relatively flat in the fourth quarter 2011, as compared to the same quarter in 2010, due to a decline in interest income of $2.8 million, offset by an equal decline in interest expense. The decline in interest income was primarily due to an unfavorable volume variance of $2.7 million and a slight unfavorable rate variance of $0.2 million. The unfavorable volume variance was due mostly to the $173.4 million decrease in average loan balances. The decline in interest expense is due to a favorable volume variance of $1.4 million, in addition to a favorable rate variance of $1.4 million. These favorable volume and rate variances are a result of a $309.7 million reduction in higher-cost average time deposits and the prepayment of $51.0 million in FHLB term notes bearing an average cost of 3.5%. Despite a relatively flat variance in net interest income comparatively, overall net interest margin improved by 47 basis points to 3.86% in the fourth quarter 2011 as compared to 3.39% in the same quarter in 2010.

During 2011, net interest income decreased by $4.5 million, from $64.4 million in 2010 to $59.9 million. Interest income in 2011 was $13.6 million lower than in 2010 due to an unfavorable volume variance of $11.5 million, in addition to a $2.1 million unfavorable rate variance. The unfavorable volume variance was due to a $256.3 million decline in average loan balances, partially offset by a $61.0 million increase in the average balance of all other earning assets, mostly investment securities. The unfavorable rate variance was due to $2.7 million decline in loan income, partially offset by a $0.6 million increase in investment income. The decline in interest income was partially offset by the decrease in interest expense of $9.2 million. This decrease was the result of a favorable volume variance of $5.0 million and a favorable rate variance of $4.2 million. These favorable variances are due to reductions in high-cost, time deposits of $299.9 million and prepayments of FHLB notes, discussed above. Although net interest income declined in 2011 compared to 2010, overall net interest margin increased 14 basis points from 3.47% in 2010 to 3.61% in 2011.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(In thousands)
Noninterest income:
Customer service and other fees	$2,320	$2,393	$2,430	$9,413	$9,241
Gain on sale of securities	283	3,018	216	3,703	313
Gain on sale of loans	—	—	—	—	1,196
Other-than-temporary impairment (OTTI) of securities	—	—	(3,500)	—	(3,500)
Other	197	118	256	829	852
Total noninterest income	$2,800	$5,529	$(598)	$13,945	$8,102

The $2.7 million decrease in noninterest income in the fourth quarter 2011 as compared to the third quarter 2011 reflects a $2.7 million change in gain on sale of securities from the $3.0 million gain recognized in the third quarter to the $0.3 million gain recognized in the fourth quarter. The gain in the third quarter was due to the sale of several mortgage-backed securities, based on the expectation that these securities were expected to have significant increases in prepayment speeds. The gain recognized in the fourth quarter was due to the sale of a single adjustable rate agency security. Non-interest income increased $3.4 million in the fourth quarter 2011 as compared to the fourth quarter 2010. This variance is primarily due to a $3.5 million other-than-temporary impairment on a single, local, non-rated municipal bond that was recognized in the fourth quarter 2010.

Noninterest income increased $5.8 million from $8.1 million in 2010 to $13.9 million in 2011. This variance is attributable to the $3.4 million increase in net gains on sales of securities year over year, as well as the net impact of two 2010 transactions. These transactions consisted of a $3.5 million other-than-temporary impairment on a single, local, non-rated bond, as discussed above, offset by a $1.2 million gain on sale of loans.  Additionally, customer service and other fees increased by $0.2 million year over year, primarily as a result of higher overdraft and interchange fee income.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,716	$6,408	$6,456	$26,059	$26,042
Occupancy expense	1,967	1,871	1,783	7,513	7,399
Furniture and equipment	846	855	927	3,508	3,720
Amortization of intangible assets	1,017	1,018	1,283	4,091	5,168
Other real estate owned	240	90	1,209	1,559	14,909
Insurance and assessment	845	1,017	1,336	4,053	6,569
Professional fees	690	1,016	824	3,528	3,117
Prepayment penalty	—	2,672	—	2,672	—
Other general and administrative	2,528	2,541	2,611	9,504	8,762
Total noninterest expense	$14,849	$17,488	$16,429	$62,487	$75,686

The $2.6 million decrease in noninterest expense in the fourth quarter 2011 as compared to the third quarter 2011 is due mostly to a $2.7 million prepayment penalty on the early payoff of $51.0 million FHLB term notes. Other variances include increases in salaries and benefits of $0.3 million and net other real estate owned expenses of $0.2 million, offset by decreases in insurance and assessments of $0.2 million, and other professional expenses of $0.3 million. The increase in salary and benefit expense is due to higher claims related to our self-insured medical plan and the increase in net other real estate expense is due to lower operating income related to a single property. The decrease in insurance and assessments is due to lower insurance premiums related to the annual renewal of our insurance policies. In addition, professional fees decreased due to costs incurred in the third quarter related to our special shareholder meeting and preferred stock conversion.

Noninterest expense decreased $1.6 million to $14.8 million in the fourth quarter 2011 from $16.4 million in the same period in 2010. Net expenses related to other real estate owned contributed to the largest portion of this variance with a decline of $1.0 million. Other declines were realized in insurance and assessments of $0.5 million, mostly due to lower FDIC assessments of $0.4 million.

Noninterest expense declined $13.2 million to $62.5 million in 2011 from $75.7 million in 2010, primarily due to a $13.4 million decrease in expenses related to other real estate owned. This decrease is due to a reduction in net write-downs resulting from valuation adjustments and sales, as well as a reduced level of net operating expenses related to these properties. In addition to these declines, insurance and assessment expense decreased $2.5 million, mostly due to lower FDIC assessments, and amortization of intangible assets decreased $1.1 million based on an accelerated amortization schedule. Partially offsetting these reductions in expenses were prepayment penalties of $2.7 million related to the early payoff of high-cost, FHLB term notes, increases in other general and administrative expenses of $0.7 million related to increases in advertising and business development of $0.5 million, and increases in other professional fees of $0.4 million. The decrease in FDIC assessment expense for 2011 as compared to 2010 is due primarily to a favorable change in our risk classification in the third quarter 2010 as well as the implementation of new rules mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. These new rules changed the assessment base from total deposits to average total assets less tangible capital, but also significantly lowered the assessment rates, causing a net favorable impact on our FDIC insurance premiums.

At December 31, 2011, our income tax valuation allowance was approximately $6.6 million, compared to $8.5 million at December 31, 2010 and $7.4 million at September 30, 2011.  In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income, taking into account applicable tax planning strategies, and assessments of current and future economic and business conditions.  This analysis is updated quarterly and adjusted as necessary.  In 2010, based on various tax planning strategies, the Company recorded a partial valuation allowance for deferred tax assets in the amount of $8.5 million. Based upon the updated quarterly analysis at December 31, 2011, this partial valuation allowance was reduced from $7.4 million as of September 30, 2011 to $6.6 million as of December 31, 2011.

Balance Sheet

	December 31, 2011	September 30, 2011	% Change	December 31, 2010	% Change
	(Dollars in thousands)
Total assets	$1,689,668	$1,692,368	(0.2)%	$1,870,052	(9.6)%
Average assets, quarter-to-date	1,682,168	1,758,422	(4.3)%	1,940,513	(13.3)%
Loans, net of unearned discount	1,098,140	1,088,358	0.9%	1,204,580	(8.8)%
Total deposits	1,313,786	1,330,661	(1.3)%	1,462,351	(10.2)%

Equity ratio — GAAP	10.12%	10.01%	1.1%	8.57%	18.1%
Tangible common equity ratio	9.59%	9.42%	1.8%	4.32%	121.9%

At December 31, 2011, the Company had total assets of $1.7 billion, which represented a $2.7 million decline as compared to September 30, 2011 and a $180.4 million decline as compared to December 31, 2010. The decline in assets from September 30, 2011 consists primarily of a $89.2 million decline in securities sold, not yet settled, partially offset by an increase in cash and due from bank balances of $16.0 million, an increase in investments of $71.7 million, and an increase in loans, net of unearned discount, of $9.8 million. The decline in total assets year over year is primarily due to a decline in loans, net of unearned discount, of $106.4 million. The decrease in loans is primarily due to a $127.2 million decline in commercial loans, partially offset by an increase in residential and commercial real estate loans of $50.2 million. In addition, investments decreased by $32.5 million and cash and due from bank balances decreased by $32.2 million.

In the fourth quarter 2011, our loans held for investment, net of unearned discount, increased by $9.8 million. Residential and commercial real estate loans increased by $36.1 million, partially offset by declines in commercial loans of $14.0 million, construction loans of $6.5 million,  equity lines of credit of $2.4 million and consumer installment loans of $1.6 million. At December 31, 2011, our residential and commercial real estate portfolio consisted of 33.6% owner occupied properties and 6.6% multi-family properties. In addition to the net growth in our overall loan portfolio during the fourth quarter, our pipeline for new loan opportunities has continued to grow each month.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	December 31, 2011	September 30, 2011	December 31, 2010
	(In thousands)
Loans on real estate:
Residential and Commercial	$731,107	$695,027	$680,895
Construction	44,087	50,614	57,351
Equity lines of credit	44,601	47,040	50,289
Commercial loans	223,479	237,454	350,725
Agricultural loans	11,527	11,810	14,413
Lease financing	2,269	3,143	3,143
Installment loans to individuals	22,937	24,523	28,582
Overdrafts	254	382	565
SBA and other	19,706	20,082	20,443
	1,099,967	1,090,075	1,206,406
Unearned discount	(1,827)	(1,717)	(1,826)
Loans, net of unearned discount	$1,098,140	$1,088,358	$1,204,580

Since December 31, 2010, the ratio of construction, land and land development loans to capital fell by 33 percentage points to 52% at December 31, 2011. Similarly, the ratio of commercial real estate loans to capital fell by 39 percentage points to 254% at December 31, 2011. These concentration ratios are below the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans, respectively.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	December 31, 2011	September 30, 2011	December 31, 2010
	(In thousands)
Noninterest-bearing deposits	$450,451	$443,682	$374,500
Interest-bearing demand and NOW	289,987	185,136	178,042
Money market	277,997	366,367	357,036
Savings	91,260	89,636	79,100
Time	204,091	245,840	473,673
Total deposits	$1,313,786	$1,330,661	$1,462,351

Noninterest-bearing deposits as a percentage of total deposits increased to 34.3% at December 31, 2011, as compared to 25.6% at December 31, 2010.

Non-maturing deposits at December 31, 2011 increased by $121.0 million as compared to December 31, 2010 and increased by $24.9 million compared to September 30, 2011. The increase in interest-bearing demand and NOW accounts and offsetting decline in money market accounts in the fourth quarter 2011 is primarily due to a change in the type of account used for our cash sweep product. The decision to utilize an interest-bearing demand account rather than a money market account for our sweep product was based on our ability to deliver a nearly identical sweep product with a less restrictive account type.

Time deposits continue to decrease primarily as a result of management’s efforts to reduce the overall level of higher cost time deposits, particularly brokered and internet deposits. Total brokered deposits at December 31, 2011 were $10.2 million as compared to $179.9 million at December 31, 2010. Brokered deposits represented 0.8% of total deposits at December 31, 2011 as compared to 12.2% at December 31, 2010. In addition to this $169.7 million decline in brokered deposits over the past twelve months, we also experienced a $28.6 million decline in internet time deposits over the same time period. The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits. Management monitors time deposit maturities and renewals on a daily basis and our current retention ratio is in excess of 60.0%.

Borrowings were $110.2 million at December 31, 2011 as compared to $110.2 million at September 30, 2011 and $163.2 million at December 31, 2010. The Company elected to payoff $51 million of FHLB term notes in September 2011. The weighted average rate of these advances was 3.5% with maturity dates that ranged from November 2011 to February 2014. The entire balance of borrowings at each balance sheet date consists of term notes with the FHLB.

Regulatory Capital Ratios

All of the Company’s and our subsidiary bank’s regulatory capital ratios are above the highest regulatory capital threshold of “well-capitalized” at December 31, 2011. The Company’s and our subsidiary bank’s actual capital ratios for December 31, 2011 and December 31, 2010 are presented in the table below:

	Ratio at December 31, 2011	Ratio at December 31, 2010	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	16.33%	14.99%	8.00%	N/A
Guaranty Bank and Trust Company	15.59%	14.07%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	15.06%	8.57%	4.00%	N/A
Guaranty Bank and Trust Company	14.32%	12.80%	4.00%	6.00%
Leverage Ratio:
Consolidated	12.12%	6.25%	4.00%	N/A
Guaranty Bank and Trust Company	11.53%	9.33%	4.00%	5.00%

The improvements in the consolidated Tier 1 risk-based capital ratio and leverage ratio are primarily attributable to the mandatory accelerated conversion of preferred stock in the third quarter 2011. In prior periods, the preferred stock was treated for Tier 1 capital purposes as a restricted core capital element limited to 25% of total Tier 1 capital. Post-conversion, the newly converted common stock is treated as an unrestricted core capital element, which significantly improves our Tier 1 and leverage ratios.

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets. At December 31, 2011, approximately $17.8 million of the subsidiary bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.32% of our consolidated risk-weighted assets. No deferred tax assets were disallowed for purposes of computing consolidated Tier 1 capital due to increases in consolidated Tier 1 capital.

Asset Quality

The following table presents select asset quality data (including loans held for sale) as of the dates indicated:

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(Dollars in thousands)

Nonaccrual loans and leases	$26,801	$45,790	$56,342	$76,850	$88,504
Other nonperforming loans	6	583	1,675	1,506	3,317

Total nonperforming loans (NPLs)	$26,807	$46,373	$58,017	$78,356	$91,821
Other real estate owned and foreclosed assets	29,027	22,008	28,362	33,611	22,898

Total nonperforming assets (NPAs)	$55,834	$68,381	$86,379	$111,967	$114,719

Accruing loans past due 90 days or more (1)	$6	$583	$1,675	$1,506	$3,317

Accruing loans past due 30-89 days (1)	$10,805	$9,358	$4,750	$14,593	$21,555

Allowance for loan losses	$34,661	$35,852	$38,855	$46,879	$47,069

Selected ratios:
NPLs to loans, net of unearned discount	2.44%	4.21%	5.25%	6.87%	7.53%
NPAs to total assets	3.30%	4.04%	4.94%	6.10%	6.13%
Allowance for loan losses to NPAs (2)	62.08%	66.17%	53.83%	47.95%	46.83%
Allowance for loan losses to NPLs (2)	129.30%	111.43%	88.67%	73.07%	60.64%
Allowance for loan losses to loans (2)	3.16%	3.29%	3.56%	4.16%	3.91%
Loans 30-89 days past due to loans, net of unearned discount	0.98%	0.85%	0.43%	1.28%	1.77%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

(2) Excludes loans held for sale.

The following table summarizes our past due loans by class (including loans held for sale) as of the dates indicated:

December 31, 2011	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Related Allowance	Total Loans
	(In thousands)
Commercial and Residential Real Estate	$4,551	$—	$17,152	$21,703	$1,686	$740,110
Construction Loans	—	—	294	294	—	33,042
Commercial Loans	3,233	—	6,990	10,223	1,551	223,107
Consumer Loans	1,611	6	1,793	3,410	153	67,680
Other	1,410	—	572	1,982	100	34,201
Total	$10,805	$6	$26,801	$37,612	$3,490	$1,098,140

September 30, 2011	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Related Allowance	Total Loans
	(In thousands)
Commercial and Residential Real Estate	$5,005	$291	$37,562	$42,858	$2,710	$708,132
Construction Loans	—	—	418	418	—	50,534
Commercial Loans	2,534	291	4,684	7,509	1,273	237,080
Consumer Loans	694	1	2,322	3,017	322	71,833
Other	1,125	—	804	1,929	178	34,979
Total	$9,358	$583	$45,790	$55,731	$4,483	$1,102,558

During the fourth quarter 2011, nonaccrual loans decreased by $19.0 million and other classified loans decreased by $0.6 million. The decrease in nonaccrual loans is mostly due to the transfer of a loan held for sale in the amount of $14.2 million to other real estate owned, due to the foreclosure of the property. Other real estate owned increased by $7.0 million compared to the prior quarter due to the aforementioned transfer of the loan held for sale into other real estate owned, offset by the sale of a hotel for $7.0 million. The remaining decline in nonaccrual loans of $4.8 million is due to loan payments, net of new additions. Loans classified as special mention or watch increased by $1.6 million mostly due to the downgrade of a single loan in the amount of $4.7 million.

As compared to December 31, 2010, our nonaccrual loans have declined 69.7% from $88.5 million to $26.8 million at December 31, 2011. The decrease in nonaccrual loans is the result of management’s successful efforts to work through and dispose of our problem loans. Other real estate owned has increased by $6.1 million, mostly due to the transfer from loans held for sale discussed above. Loans classified as special mention or watch decreased by $28.1 million from $128.9 million at December 31, 2010 to $100.8 million at December 31, 2011.

Net charge-offs in the fourth quarter 2011 were $2.2 million as compared to $4.0 million in the third quarter 2011 and $14.3 million in the fourth quarter 2010. Net charge-offs in 2011 decreased by $21.9 million from $39.3 million in 2010 to $17.4 million in 2011.

The general component of the allowance for loan losses decreased from $31.4 million at September 30, 2011 to $31.2 million at December 31, 2011. The general component represented 2.8% of loans, net of unearned discount, at December 31, 2011 as compared to 2.9% of loans, net of unearned discount, at the end of the previous quarter.  The coverage ratio, defined as nonaccrual loans divided by total allowance, has improved from 60.6% at year end 2010, to 129.3% at December 31, 2011.

The Company recorded a provision for loan losses in the fourth quarter 2011 of $1.0 million, as compared to $1.0 million in the third quarter 2011 and $19.5 million in the fourth quarter 2010. In 2011, the provision for loan loss was $5.0 million, which was $29.4 million less than the provision for 2010 of $34.4 million. The lower level of provision for loan loss over the last year reflects the reduction of outstanding balances in our loan portfolio combined with overall improvement in asset quality and lower levels of charge-offs.

Shares Outstanding

As of December 31, 2011, the Company had 105,436,623 shares of common stock outstanding, consisting of 100,341,623 shares of voting common stock and 5,095,000 shares of non-voting common stock. At December 31, 2011, total common shares outstanding include 1,546,292 shares of unvested stock awards. In connection with the termination of the Company’s deferred compensation plan, 156,567 shares of voting common stock held by the plan were distributed to participants as of December 15, 2011.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value after giving effect to conversion of preferred stock, and tangible equity ratio, all of which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$171,011	$169,450	$160,283
Less: Preferred share liquidation preference	—	—	(66,025)
Stockholders’ equity attributable to common shares	171,011	169,450	94,258
Less: Intangible assets	(9,963)	(10,980)	(14,054)
Tangible common equity	$161,048	$158,470	$80,204

Number of common shares outstanding and to be issued	105,436,623	105,457,136	53,529,950

Book value per common share	$1.62	$1.61	$1.76
Tangible book value per common share	$1.53	$1.50	$1.50

Total stockholders’ equity	$171,011	$169,450	$160,283
Less: Intangible assets	(9,963)	(10,980)	(14,054)
Tangible common equity (after giving effect to conversion of preferred stock)	$161,048	$158,470	$146,229

Number of shares of preferred stock outstanding	—	—	66,025
Number of shares of common stock to be issued upon conversion of preferred stock	—	—	36,680,556
Total number of shares of common stock outstanding and to be issued (after giving effect to conversion of preferred stock)	105,436,623	105,457,136	90,210,506

Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.53	$1.50	$1.62

Tangible Common Equity Ratio

	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands, except per share amounts)

Total stockholders’ equity	$171,011	$169,450	$160,283
Less: Intangible assets	(9,963)	(10,980)	(14,054)
Convertible Preferred Stock	—	—	(66,025)
Tangible common equity	$161,048	$158,470	$80,204

Total assets	$1,689,668	$1,692,368	$1,870,052
Less: Intangible assets	(9,963)	(10,980)	(14,054)
Tangible assets	$1,679,705	$1,681,388	$1,855,998

Equity ratio — GAAP (Total stockholders’ equity / total assets)	10.12%	10.01%	8.57%
Tangible common equity ratio (Tangible common equity / tangible assets)	9.59%	9.42%	4.32%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides private banking and trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2011	September 30, 2011	December 31, 2010
	(In thousands)
Assets
Cash and due from banks	$109,225	$93,226	$141,465

Securities available for sale, at fair value	353,152	284,523	389,530
Securities held to maturity	18,424	15,591	11,927
Bank stocks, at cost	14,565	14,306	17,211
Total investments	386,141	314,420	418,668

Loans, net of unearned discount	1,098,140	1,088,358	1,204,580
Less allowance for loan losses	(34,661)	(35,852)	(47,069)
Net loans	1,063,479	1,052,506	1,157,511

Loans held for sale	—	14,200	14,200
Premises and equipment, net	53,851	55,390	57,399
Other real estate owned and foreclosed assets	29,027	22,008	22,898
Other intangible assets, net	9,963	10,980	14,054
Securities sold, not yet settled	—	89,161	—
Other assets	37,982	40,477	43,857
Total assets	$1,689,668	$1,692,368	$1,870,052

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$450,451	$443,682	$374,500
Interest-bearing demand	567,984	551,503	535,078
Savings	91,260	89,636	79,100
Time	204,091	245,840	473,673
Total deposits	1,313,786	1,330,661	1,462,351
Securities sold under agreements to repurchase and federal funds purchased	16,617	16,392	30,113
Borrowings	110,177	110,181	163,239
Subordinated debentures	41,239	41,239	41,239
Securities purchased, not yet settled	20,800	10,095	—
Interest payable and other liabilities	16,038	14,350	12,827
Total liabilities	1,518,657	1,522,918	1,709,769

Stockholders’ equity:
Preferred stock and Additional paid-in capital - Preferred stock	—	—	64,818
Common stock and Additional paid-in capital - Common stock	704,698	704,562	619,509
Shares to be issued for deferred compensation obligations	—	237	237
Accumulated deficit	(433,016)	(435,292)	(419,562)
Accumulated other comprehensive income (loss)	1,683	2,505	(2,220)
Treasury Stock	(102,354)	(102,562)	(102,499)
Total stockholders’ equity	171,011	169,450	160,283
Total liabilities and stockholders’ equity	$1,689,668	$1,692,368	$1,870,052

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands, except share and per share data)

Interest income:
Loans, including fees	$14,552	$17,217	$59,985	$76,462
Investment securities:
Taxable	2,441	2,604	11,277	7,701
Tax-exempt	582	556	2,066	2,662
Dividends	158	171	653	723
Federal funds sold and other	71	93	332	389
Total interest income	17,804	20,641	74,313	87,937
Interest expense:
Deposits	878	3,207	6,746	15,602
Securities sold under agreement to repurchase and federal funds purchased	14	30	74	132
Borrowings	836	1,323	4,727	5,267
Subordinated debentures	751	687	2,872	2,581
Total interest expense	2,479	5,247	14,419	23,582
Net interest income	15,325	15,394	59,894	64,355
Provision for loan losses	1,000	19,500	5,000	34,400
Net interest income, after provision for loan losses	14,325	(4,106)	54,894	29,955
Noninterest income:
Customer service and other fees	2,320	2,430	9,413	9,241
Gain on sale of securities	283	216	3,703	313
Gain on sale of loans	—	—	—	1,196
Other-than-temporary-impairment (OTTI) of securities	—	(3,500)	—	(3,500)
Other	197	256	829	852
Total noninterest income	2,800	(598)	13,945	8,102
Noninterest expense:
Salaries and employee benefits	6,716	6,456	26,059	26,042
Occupancy expense	1,967	1,783	7,513	7,399
Furniture and equipment	846	927	3,508	3,720
Amortization of intangible assets	1,017	1,283	4,091	5,168
Other real estate owned, net	240	1,209	1,559	14,909
Insurance and assessments	845	1,336	4,053	6,569
Professional fees	690	824	3,528	3,117
Prepayment penalty	—	—	2,672	—
Other general and administrative	2,528	2,611	9,504	8,762
Total noninterest expense	14,849	16,429	62,487	75,686
Income (loss) before income taxes	2,276	(21,133)	6,352	(37,629)
Income tax benefit	—	—	—	(6,290)
Net Income (loss)	$2,276	$(21,133)	$6,352	$(31,339)
Net income (loss) applicable to common stockholders	$2,276	$(22,586)	$(13,454)	$(36,963)

Loss per common share—basic:	$0.02	$(0.44)	$(0.21)	$(0.72)
Loss per common share—diluted:	0.02	(0.44)	(0.21)	(0.72)

Weighted average common shares outstanding-basic	103,840,990	51,717,834	64,941,731	51,671,281
Weighted average common shares outstanding-diluted	104,060,096	51,717,834	64,941,731	51,671,281

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,085,975	$1,103,832	$1,259,392	$1,123,619	$1,379,917
Securities	364,833	401,298	402,101	394,456	320,434
Other earning assets	124,385	150,471	141,025	140,608	153,679
Average earning assets	1,575,193	1,655,601	1,802,518	1,658,683	1,854,030
Other assets	106,975	102,821	137,995	110,249	137,992

Total average assets	$1,682,168	$1,758,422	$1,940,513	$1,768,932	$1,992,022

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$459,031	$434,207	$374,004	$425,763	$356,632
Interest-bearing deposits	869,758	918,904	1,137,216	953,727	1,204,239
Average deposits	1,328,789	1,353,111	1,511,220	1,379,490	1,560,871
Other interest-bearing liabilities	173,848	228,534	232,459	215,093	228,032
Other liabilities	9,691	7,844	10,520	8,548	12,493
Total average liabilities	1,512,328	1,589,489	1,754,199	1,603,131	1,801,396
Average stockholders’ equity	169,840	168,933	186,314	165,801	190,626
Total average liabilities and stockholders’ equity	$1,682,168	$1,758,422	$1,940,513	$1,768,932	$1,992,022

GUARANTY BANCORP

Unaudited Credit Quality Measures

(Includes loans held for sale, except where noted)

	Quarter Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(Dollars in thousands)
Nonaccrual loans and leases	$26,801	$45,790	$56,342	$76,850	$88,504
Other nonperforming loans	6	583	1,675	1,506	3,317
Total nonperforming loans	$26,807	$46,373	$58,017	$78,356	$91,821
Other real estate owned and foreclosed assets	29,027	22,008	28,362	33,611	22,898
Total nonperforming assets	$55,834	$68,381	$86,379	$111,967	$114,719

Nonperforming loans	$26,807	$46,373	$58,017	$78,356	$91,821
Allocated allowance for loan losses	(3,490)	(4,483)	(4,177)	(12,136)	(6,659)
Net investment in impaired loans	$23,317	$41,890	$53,840	$66,220	$85,162

Accruing loans past due 90 days or more	$6	$583	$1,675	$1,506	$3,317

Accruing loans past due 30-89 days	$10,805	$9,358	$4,750	$14,593	$21,555

Charged-off loans	$2,603	$4,135	$9,997	$2,850	$14,635
Recoveries	(412)	(132)	(973)	(660)	(306)
Net charge-offs	$2,191	$4,003	$9,024	$2,190	$14,329

Provision for loan losses	$1,000	$1,000	$1,000	$2,000	$19,500

Allowance for loan losses	$34,661	$35,852	$38,855	$46,879	$47,069

Allowance for loan losses to loans, net of unearned discount (1)	3.16%	3.29%	3.56%	4.16%	3.91%
Allowance for loan losses to nonaccrual loans (1)	129.33%	113.49%	92.20%	74.83%	63.35%
Allowance for loan losses to nonperforming assets (1)	62.08%	66.17%	53.83%	47.95%	46.83%
Allowance for loan losses to nonperforming loans (1)	129.30%	111.43%	88.67%	73.07%	60.64%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	4.95%	6.08%	7.62%	9.54%	9.24%
Nonperforming assets to total assets	3.30%	4.04%	4.94%	6.10%	6.13%
Nonaccrual loans to loans, net of unearned discount	2.44%	4.15%	5.10%	6.74%	7.26%
Nonperforming loans to loans, net of unearned discount	2.44%	4.21%	5.25%	6.87%	7.53%
Annualized net charge-offs to average loans	0.80%	1.44%	3.24%	0.75%	4.51%

(1) Excludes loans held for sale